                                                                    EXHIBIT 99.1


AT SCHAWK, INC.:                            AT DRESNER CORPORATE SERVICES:
James J. Patterson                          Kristine Walczak
SR. VP AND CFO                              312-726-3600
847-827-9494                                KWALCZAK@DRESNERCO.COM
JPATTERSON@SCHAWK.COM


FOR IMMEDIATE RELEASE
TUESDAY, APRIL 22, 2003

                    SCHAWK INC. ANNOUNCES INCREASED EARNINGS

          -    Q1 EPS of 19 cents in 2003 versus 13 cents in 2002

          -    Revenue increases 11.7% versus prior year first quarter

          -    Operating margin increases to 15.3% from 11.7%

          - Strong cash flow - Debt to Total Capital ratio to lowest level in 10 years at 31%


DES PLAINES, IL, APRIL 22, 2003--SCHAWK, INC. (NYSE: SGK), one of North America's leading providers of digital imaging graphics services to the consumer products industry, reported first quarter earnings of $0.19 per fully diluted share, a 46 percent increase compared to $0.13 per fully diluted share in the prior year first quarter.

Net income was $4.2 million in the first quarter of 2003, compared with $2.7 million in the prior year period.

The company reported net sales of $48.7 million for the first quarter of 2003, compared to $43.6 million in the same quarter of 2001, an 11.7 percent increase. Strong revenues on the graphics services for consumer products packaging side of the business, which increased 13.8 percent, were offset by a slight decrease in revenues from graphics services for advertising agencies compared to the same period last year.

Gross margin for the first quarter increased to 43.2 percent from 40.4 percent in the prior year, primarily due to increased volume and the benefits of cost reduction efforts in 2002. A gain of $0.5 million on the sale of a building, required to be included in cost of sales, increased gross margin by 1.1 percentage points.

Operating income for the first quarter of 2003 was $7.5 million compared to $5.1 million in the same period of last year. The increase in operating income is primarily due to the strength in the consumer products packaging portion of the business in the first quarter of 2003 as compared to the prior year period. Operating margin was 15.3 percent in the first quarter of 2003 compared to 11.7 percent in the same period of 2002. The increase in operating margin was due to the higher sales and gross margin in the first quarter compared to the prior year first quarter. The gain on the sale of a building referred to above added
1.1 percentage points to the operating margin as well.


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Other income (expense) improved to $0.5 million of expense from $0.7 million in the prior year first quarter, due to lower interest expense in the first quarter of 2003 from lower borrowing levels and lower interest rates on the floating rate portion of the company's debt.

Income tax expense for the first quarter of 2003 was at an effective tax rate of
39.5 percent compared to a rate of 38.3 percent in the first quarter of 2002. The increase in the effective tax rate was due to higher profits in higher tax jurisdictions. It is anticipated that the effective tax rate for 2003 will be in the range of 39 percent to 40 percent.

MANAGEMENT COMMENTS
David A. Schawk, president and chief executive officer commented, "The highlight of the quarter was the 11.7 percent increase in revenues. As part of our strategic plan, we have been stressing organic growth in addition to acquisitions, executing a plan to reorganize our sales organization and implementing a new sales compensation program that focuses our salespeople on increasing the amount of profitable sales. Our strong first quarter performance in 2003 marks the sixth consecutive quarterly year-over-year increase in net income and earnings per share for Schawk, Inc. We attained a solid operating margin in the quarter, and we will strive to continue to achieve mid-teen operating margins for the balance of 2003. We also reduced total borrowings to the lowest level in ten years at $41.9 million and have a very conservative 31 percent debt to total capital ratio."

"During the first quarter, we benefited from volume related to new client business awarded to us at the end of 2002," Mr. Schawk continued. "The fact that we are the only independent prepress services provider with international operations and a full array of service offerings from concept to print management differentiated us in obtaining the new business. Many of these assignments included multiple high value services such as workflow management, prepress, digital asset management, and design and art production. These services are being purchased by companies seeking to improve returns on their marketing spending. By offering these integrated services, Schawk is able to help reduce the amount of time it takes to get a new product to market, thereby achieving significant cost savings for its consumer products company clients."

"We are encouraged by the strong sales and earnings growth in the first quarter of 2003 and will continue to pursue strategies to increase revenues and profits from both organic growth and acquisitions in 2003 and 2004," Mr. Schawk concluded.


Schawk, Inc., headquartered in suburban Chicago, is a leading supplier of digitized high resolution color graphic services, brand consulting and design and an array of digitally based workflow solutions, all aimed at bringing enhanced value to its clients. Schawk provides these advanced services for the food, beverage, and consumer products packaging, point of sale, and advertising markets.


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Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our ability to identify and exploit industry trends and to exploit technological advances in the imaging industry, our ability to continue to implement our restructuring plan, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.


Schawk invites you to join its First Quarter of 2003 Earnings Conference Call, on Tuesday, April 22, 2003, 9:00 a.m. C.S.T. Hosting the call will be David A. Schawk, President and CEO, A. Alex Sarkisian, Executive Vice President and Corporate Secretary, and James J. Patterson, Sr. Vice President and CFO. To join us on the call, please dial 800-240-5318 or 303-205-0033 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call. If you are unavailable to participate on the call, a replay will be available through April 29th at 11:59 p.m. eastern time, by dialing 800-405-2236 or 303-590-3000, entering pass code 534986, and following the prompts.

To access the call on the Internet, go to:
http://www.visualwebcaster.com/event.asp?id=13605.


     For more information about Schawk, visit our website at www.schawk.com.


                           Financial Tables to Follow


                                     -more-
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                                  SCHAWK, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 2003 AND 2002
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                              2003                     2002
                                                                            --------                 --------
Net sales                                                                   $ 48,705                 $ 43,618
Cost of sales                                                                 27,679                   26,016
Selling, general, and administrative expenses                                 13,555                   12,504
                                                                            --------                 --------

Operating income                                                               7,471                    5,098

Other income (expense)
   Interest income                                                              --                          5
   Interest expense                                                             (528)                    (747)
                                                                            --------                 --------
                                                                                (528)                    (742)
                                                                            --------                 --------

Income before income taxes and minority interest                               6,943                    4,356

Income tax provision                                                           2,742                    1,670
                                                                            --------                 --------

Income before minority interest                                                4,201                    2,686
Minority interest in net loss of subsidiary                                     --                         38
                                                                            --------                 --------
Net income                                                                  $  4,201                 $  2,724
                                                                            ========                 ========

Earnings per share:
   Basic                                                                    $   0.20                 $   0.13
   Diluted                                                                  $   0.19                 $   0.13

Weighted average number of common and common
   equivalent shares outstanding                                              21,575                   21,651
Dividends per Class A common share                                          $ 0.0325                 $ 0.0325

                                  SCHAWK, INC.
                   CONSOLIDATED BALANCE SHEETS (IN THOUSANDS)

                                                                              MARCH 31,
                                                                                2003                DEC. 31,
                                                                            (UNAUDITED)               2002
                                                                            -----------            ---------
ASSETS
Current assets:
   Cash and cash equivalents                                                 $   1,745            $   2,051
   Trade accounts receivable, less allowance for doubtful accounts of
     $1,411 in 2003 and $1,269 in 2002                                          40,305               37,946
   Inventories                                                                   9,601                8,540
   Prepaid expenses and other                                                    3,162                3,539
   Refundable income taxes                                                         167                  889
   Deferred income taxes                                                         1,716                1,713
                                                                             ---------            ---------
Total current assets                                                            56,696               54,678

Property and equipment, net                                                     38,939               40,652
Goodwill                                                                        60,826               60,476
Other assets                                                                     4,687                4,664
                                                                             ---------            ---------
Total assets                                                                 $ 161,148            $ 160,470
                                                                             =========            =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable                                                    $   5,093            $   4,696
   Accrued expenses                                                             13,043               13,787
   Income taxes payable                                                          1,512                 --
   Notes payable to banks                                                        2,327                3,281
   Current portion of long-term debt and capital lease obligations               6,379                6,260
                                                                             ---------            ---------
Total current liabilities                                                       28,354               28,024

Long-term debt                                                                  33,180               37,186
Capital lease obligations                                                           75                   46
Other                                                                            1,017                1,029
Deferred income taxes                                                            4,443                4,418

STOCKHOLDERS' EQUITY:
   Common stock                                                                    186                  186
   Additional paid-in capital                                                   86,020               85,922
   Retained earnings                                                            30,762               27,253
   Accumulated comprehensive loss, net                                            (756)              (1,558)
                                                                             ---------            ---------
                                                                               116,212              111,803
   Treasury stock, at cost                                                     (22,133)             (22,036)
                                                                             ---------            ---------
Total stockholders' equity                                                      94,079               89,767
                                                                             ---------            ---------
Total liabilities and stockholders' equity                                   $ 161,148            $ 160,470
                                                                             =========            =========